Prospectus Supplement No. 9 To Prospectus dated April 7, 2023	Filed Pursuant to Rule 424(b)(3) Registration No. 333-252241

Clever Leaves Holdings Inc.

Primary Offering of
17,777,361 Common Shares Issuable Upon Exercise of Warrants
125,370 Common Shares Issuable Upon Exercise of Options

Secondary Offering of
3,654,707 Common Shares
4,900,000 Warrants to Purchase Common Shares
4,900,000 Common Shares Issuable upon Exercise of Warrants

This Prospectus Supplement No. 9 supplements the Prospectus dated April 7, 2023 (the “Prospectus”) of Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada (“we” or the “Company”), that forms a part of the Company’s Registration Statement on Form S-1 (File No. 333-252241). This Prospectus Supplement No. 9 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 1, 2024. This Prospectus Supplement No. 9 should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 1, 2024

US-LEGAL-12576158/2 174008-0004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 26, 2024

Clever Leaves Holdings Inc.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-39820	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bodega 19-B Parque Industrial Tibitoc P.H, Tocancipá - Cundinamarca, Colombia	N/A
(Address of principal executive offices)	(Zip Code)

(561) 634-7430
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common shares without par value	CLVR	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for 1/30th common share at an exercise price of $11.50	CLVRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 26, 2024, a purchase and sale deed (the “PSD”) was entered into by and among Clever Leaves II Portugal Cultivation, S.A (the “Seller”), a wholly owned subsidiary of Clever Leaves Holdings Inc. (the “Company”), and Álvaro Ricardo Villaverde Covões Gávea and Helena Cristina Martinho dos Santos Covões Gávea (together, the “Purchasers”). Pursuant to the PSD, the Purchasers agreed to acquire, and the Seller agreed to sell, certain real property with certain existing furniture and structures located in the parish of São Teotónio, municipality of Odemira, Portugal (the “Transaction”). Under the terms of the PSD, the total consideration paid to the Seller for the Transaction was EUR 1,400,000, which was paid in full. The Transaction completes the Company’s wind-down of its operations in Portugal.

The foregoing description is qualified in its entirety by reference to the terms of the PSD, a copy of which is being filed as Exhibit 2.1 to this Current Report on Form 8-K (this “Form 8-K”).

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

2.1	Purchase and Sale Deed dated January 26, 2024, by and among Clever Leaves II Portugal Cultivation, S.A and Álvaro Ricardo Villaverde Covões Gávea and Helena Cristina Martinho dos Santos Covões Gávea
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clever Leaves Holdings Inc.

By:	/s/ Henry R. Hague, III
Name:	Henry R. Hague, III
Title:	Chief Financial Officer

Date: February 1, 2024